Exhibit 10.22

DATALINK CORPORATION

Performance Stock Unit Award Agreement

Under the 2011 Incentive Compensation Plan

Datalink Corporation (the “Company”), pursuant to its 2011 Incentive Compensation Plan (the “Plan”), hereby grants to you, the Grantee named below, an award of Performance Stock Units (“Units”) involving the number of Units set forth in the table below.  The terms and conditions of this Award are set forth in this Agreement, consisting of this cover page, the Award Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been provided to you.  Unless the context indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Grantee:

Number of Performance Stock Units Granted:

Grant Date:	February 26, 2016

Performance Period:	February 26, 2016 – February 26, 2021

Vesting Schedule:		Maximum Number of Units
	Date:	That May Vest:*

	February 26, 2019	[# = 33.33% of total]
	February 26, 2020	[# = 33.33% of total]
	February 26, 2021	[# = 33.34% of total]

Performance Goals:	See Exhibit A

* Only Units that have been earned (as described in Section 4) may actually vest.

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan.  You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Performance Stock Unit Award.

GRANTEE:	DATALINK CORPORATION

By:
Title:

Datalink Corporation

2011 Incentive Compensation Plan

Performance Stock Unit Award Agreement

Award Terms and Conditions

1.                                      Award of Performance Stock Units.  The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units consisting of the number of Units identified on the cover page of this Agreement.  Each Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock.  Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company.  This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.                                      Restrictions Applicable to Units.  Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution.  Any attempted transfer in violation of this Section 2 shall be void and ineffective.  The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to extent the Units have been earned and thereafter vest as provided in Sections 4 and 5.

3.                                      No Shareholder Rights.  The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock.  You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested Units as provided in Section 6.

4.                                      Earned Units.  The number of Units subject to this Award that you will be deemed to have earned (“Earned Units”) as of any date during the Performance Period will be determined in accordance with Exhibit A.

5.                                      Vesting of Units.  Only Earned Units may vest on any of the dates specified in the Vesting Schedule on the cover page to this Agreement (the “Scheduled Vesting Dates”), and then only if your Service to the Company and its Affiliates has been continuous from the Grant Date until the applicable Scheduled Vesting Date.  If the number of Earned Units as of any Scheduled Vesting Date exceeds the maximum number of Units that may vest on that date as set forth in the Vesting Schedule (“Permitted Vesting Amount”), only the number of Earned Units equal to the Permitted Vesting Amount will vest.  If the Permitted Vesting Amount as of any Scheduled Vesting Date exceeds the number of Earned Units as of that date, such excess number of Units shall be forfeited.  Notwithstanding the foregoing, and subject to Section 3(b)(2) of the Plan, if a Change in Control occurs during the Performance Period and while you continue to be a Service Provider, all Earned Units that have not yet vested will vest and be settled upon or immediately prior to such Change in Control, and all other outstanding Units shall be forfeited.

6.                                      Termination of Service.  If your Service to the Company and its Affiliates ends during the Performance Period, you will immediately forfeit all unvested Units.

7.                                      Settlement of Units.  After any Earned Units vest pursuant to Section 5, the Company shall, as soon as practicable (but no later than 75 days after such Units vest), cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Earned Unit.  Delivery of the Shares shall be effected by the issuance of a stock certificate, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided, or by the electronic delivery of the Shares to a designated brokerage account, shall be subject to satisfaction of withholding tax obligations as provided in Section 8 and compliance with all applicable legal requirements as provided in Section 20(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Earned Units.

8.                                      Withholding Taxes.  You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy any federal, state, local or foreign withholding taxes or social insurance contributions that may be due as a result of the vesting or settlement of Earned Units, and the Company may delay the delivery to you of any and all Shares to be issued in settlement of vested Earned Units until you have made arrangements acceptable to the Company for payment of all such amounts in accordance with the provisions of Section 16 of the Plan.  If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares that would otherwise be issued in settlement to you, you must make such a request which shall be subject to approval by the Company.

9.                                      Governing Plan Document.  This Agreement and the Performance Stock Unit Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

10.                               Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

11.                               Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns , and on the successors and assigns of the Company.

12.                               Other Agreements.  You agree that in connection with this Performance Stock Unit Award, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

13.                               Notices.  Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided.  Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 8170 Upland Circle, Chanhassen, MN 55317, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company’s records as your most recent mailing address.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

Exhibit A

Performance Stock Unit Award Agreement

Performance Goals and Determination of Earned Units

Performance Period:                                 February 26, 2016 – February 26, 2021

Grant Date:                                          February 26, 2016

The number of Units that will be earned and become eligible to vest as provided in Section 5 of the Agreement will be determined as follows:

1.                                      If the closing sale price of the Company’s common stock on the principal securities market on which it then trades (the “Principal Market”) equals or exceeds $9.00 per share for 20 consecutive trading days on or before the third anniversary of the Grant Date, 33.33% of the total number of Units subject to this Award (rounded down to the nearest whole Unit) will be deemed earned and will be eligible to vest on the third anniversary of the Grant Date.

2.                                      If the closing sale price of the Company’s common stock on the Principal Market equals or exceeds $11.00 per share for 20 consecutive trading days on or before the fourth anniversary of the Grant Date, 33.33% of the total number of Units subject to this Award (rounded up to the nearest whole Unit) will be deemed earned and will be eligible to vest on the fourth anniversary of the Grant Date.

3.                                      If the closing sale price of the Company’s common stock on the Principal Market equals or exceeds $13.00 per share for 20 consecutive trading days on or before the fifth anniversary of the Grant Date, the balance of the total number of Units subject to this Award will be deemed earned and will be eligible to vest on the fifth anniversary of the Grant Date.

The target Share prices specified in items 1 through 3 above shall be equitably adjusted if any of the events specified in Section 14(a) of the Plan occur during the Performance Period.  Any Earned Units will vest on the applicable vesting date only if the Award recipient has continuously been a Service Provider from the Grant Date to the applicable vesting Date.